PROSPECTUS SUPPLEMENT                                  [HARRIS CORPORATION LOGO]
(To Prospectus dated August 8, 1996)
                                                File Pursuant To Rule 424(b)(5)
                                                Registration No. 333-3111

                                  $150,000,000

                               HARRIS CORPORATION
                               MEDIUM-TERM NOTES
                            ------------------------
                  Due More Than Nine Months From Date of Issue
                            ------------------------
     Harris Corporation (the "Company") may offer from time to time up to $150,000,000 aggregate initial public offering price of its Medium-Term Notes in one or more series. The interest rate on each Note will be either a fixed rate as set forth therein and specified in the applicable Pricing Supplement, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity, or a floating rate as set forth therein and specified in the applicable Pricing Supplement. Interest rates are subject to change by the Company but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note is payable each April 1 and October 1 and at maturity or earlier redemption. Interest on each Floating Rate Note is payable on the dates set forth therein and in the applicable Pricing Supplement. Each Fixed Rate Note will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, each Floating Rate Note will mature on an Interest Payment Date. Each Floating Rate Note will mature on a day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, Notes will be represented by one or more Global Notes registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Note"). If specified in the applicable Pricing Supplement, Notes may be represented by a certificate issued in definitive form (a "Certificated Note"). Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issued as Certificated Notes except under the circumstances described in the accompanying Prospectus. See "Description of Notes -- Book-Entry System." Unless otherwise specified in the applicable Pricing Supplement, Notes may not be redeemed by the Company or the holder prior to maturity and will be issued in fully registered form in denominations of $1,000 or an amount in excess thereof which is an integral multiple of $1,000.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
        ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY
         REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.
                            ------------------------

                      PRICE TO                  AGENTS'                          PROCEEDS TO
                     PUBLIC(1)               COMMISSIONS(2)                     COMPANY(2)(3)
                     ---------               --------------                     -------------
Per Note........      100.000%               .125% -- .750%                  99.875% -- 99.250%
Total...........    $150,000,000         $187,500 -- $1,125,000         $149,812,500 -- $148,875,000

------------

    (1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.
    (2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note, provided, however, that commissions with respect to Notes maturing in thirty years or greater will be negotiated. The Company may also sell Notes to the Agents, as principals, at negotiated discounts, for resale to investors.
    (3) Assuming Notes are sold at 100% of their principal amount and before deducting expenses payable by the Company estimated at $240,000.

                            ------------------------
     Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, as agents (the "Agents"), on behalf of the Company. The Agents have agreed to use their reasonable efforts to solicit purchases of the Notes. The Company may also sell Notes to an Agent acting as principal for its own account for resale to investors and other purchasers to be determined by such Agent. In addition, the Company may sell the Notes directly to investors in those jurisdictions where such offering by the Company is authorized. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."
                            ------------------------

MORGAN STANLEY & CO.                                        SALOMON BROTHERS INC
   Incorporated

October 23, 1996

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                           FISCAL YEAR ENDED JUNE 30
            --------------------------------------------------------
            1992         1993         1994         1995         1996
            ----         ----         ----         ----         ----
            2.47         3.17         3.56         3.88         4.41

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest expense of the Company and its subsidiaries (including interest capitalized) plus one-third (the proportion deemed representative of the interest factor) of rents.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. The following description does not purport to be complete and is qualified in its entirety by reference to the Prospectus, the Indenture referred to in the Prospectus, and the Notes. The particular terms of the Notes sold pursuant to any Pricing Supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified herein or in the applicable Pricing Supplement and in such Note.

GENERAL

     The Notes will be issued by the Company under the Indenture referred to in the Prospectus. The Notes may be issued from time to time, and will initially be limited to an aggregate principal amount of up to $150,000,000. Such aggregate principal amount may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company. The Indenture does not limit the amount of additional indebtedness the Company may incur. For the purpose of this paragraph the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note.

     Fixed Rate Notes will mature on any day more than nine months from the date of issue, as set forth therein and in the applicable Pricing Supplement. Floating Rate Notes will mature on an Interest Payment Date (as defined below) more than nine months from the date of issue, as set forth therein and in the applicable Pricing Supplement. The Notes will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

     The Notes will be offered on a continuing basis. Unless otherwise specified in the applicable Pricing Supplement, each Note will be a Book-Entry Note. Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Debt Securities--Global Securities" in the Prospectus. Except as set forth in the Prospectus under "Description of Debt Securities--Global Securities," Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below. In the event Certificated Notes are issued under the Indenture, such Notes may be presented for payment of principal and interest, transfer of such Notes will be registrable, and the Notes will be exchangeable at an agency in the Borough of Manhattan, the City of New York, to be maintained by the Company for such purpose and specified in the applicable Pricing Supplement. On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is The Chase Manhattan Bank, acting through its Corporate Trust Office at 450 West 33rd Street, New York, New York 10001.

     The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity and principal amount and any other terms on which each such Note will be issued.

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or, with respect to LIBOR Notes (as defined below), the City of London.

     An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

     "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such Interest Payment Date shall be a Business Day.

INTEREST AND PRINCIPAL PAYMENTS

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable at maturity or upon redemption (whether or not the date of maturity or redemption is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date. See "Taxation--Discount Notes" below.

     The Depository Trust Company (the "Depositary"), as the holder of Global Notes, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds. Payments of interest on Certificated Notes other than interest payable at maturity (or on the date of redemption, if a Note is redeemed by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Security Register ; payments of principal and interest at maturity or upon redemption will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Dates shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Trustee or other Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

     Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant interest rate. See "Taxation--Discount Notes" below. Unless otherwise specified in the applicable Pricing

Supplement and in the Original Issue Discount Note, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration (also expressed as a percentage of the aggregate principal amount), which amortization shall be calculated using the "constant interest rate method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes will be made semiannually on each April 1 and October 1 and at maturity or the date of redemption or optional repayment if the Note is redeemed or repaid at the option of the holder thereof prior to maturity. If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date to the next succeeding Business Day. If the maturity date (or date of redemption or optional repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or optional repayment) to the next succeeding Business Day.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by a Spread or Spread Multiplier (each as defined below). The applicable Pricing Supplement and each Floating Rate Note will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"); (b) LIBOR (a "LIBOR Note"); (c) the Treasury Rate (a "Treasury Rate Note"); or (d) such other Base Rate as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement and in such Floating Rate Note.

     Unless otherwise specified in the applicable Pricing Supplement and in the Floating Rate Note, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement and in such Floating Rate Note to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement and in such Floating Rate Note to be applied to the Base Rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement and in such Floating Rate Note, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any period for which interest is paid ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any period for which interest is paid ("Minimum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. This limit may not apply to loans of $2,500,000 or more.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement and in such Floating Rate Note. Unless otherwise specified in the Pricing Supplement and in such Floating Rate Note, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December ; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement and in such Floating Rate Notes; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement and in such Floating Rate Notes; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement and in such Floating Rate Note (the "Initial Interest Rate");
(b) the interest rate in effect for the ten days immediately prior to maturity or redemption will be that in effect on the tenth day preceding such maturity or redemption; and (c) if any Floating Rate Note is issued between a Record Date and the related Interest Payment Date, and such Note has daily or weekly Interest Reset Dates, then notwithstanding the fact that an Interest Reset Date may occur prior to such Interest Payment Date, the Initial Interest Rate shall remain in effect through the first Interest Reset Date occurring on or subsequent to such Interest Payment Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

     Except as provided below, unless otherwise specified in the applicable Pricing Supplement and in such Floating Rate Note, interest on Floating Rate Notes will be payable: (i) in the case of Notes with interest rates that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement and in such Notes; (ii) in the case of Notes with interest rates that reset quarterly, on the third Wednesday of March, June, September and December; (iii) in the case of Notes with interest rates that reset semiannually, on the third Wednesday of the two months specified in the applicable Pricing Supplement and in such Notes; and (iv) in the case of Notes with interest rates that reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement and in such Notes. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date (or date of redemption or optional repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or optional repayment) to the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement and Floating Rate Note, interest payments shall be the amount of interest accrued from the date of original issuance ("Issue Date") or from the last date to which interest has been paid to, but excluding, the Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of Commercial Paper Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if there is no preceding Interest Reset Date, the Initial Interest Rate).

     Unless otherwise specified in the applicable Pricing Supplement and each Floating Rate Note, The Chase Manhattan Bank shall act as calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     All percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent rounded upward).

     The "Interest Determination Date" pertaining to an Interest Reset Date for Commercial Paper Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day (as defined below) preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of the tenth calendar day after such Interest Determination Date or the next succeeding Record Date after such Interest Determination Date or, if either such day is not a Business Day, the next succeeding Business Day.

     The Initial Interest Rate in effect with respect to a Floating Rate Note will be specified in the applicable Pricing Supplement and in the Floating Rate Note. The interest rate for each subsequent Interest Reset Period will be determined by the Calculation Agent as follows:

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement and in the Commercial Paper Rate Notes.

     Unless otherwise specified in the applicable Pricing Supplement and in the Commercial Paper Rate Notes, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) on such Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement and in the Commercial Paper Rate Notes, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or the Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent, after consultation with the Company, for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate).

     "Money Market Yield" shall be the yield calculated in accordance with the following formula:

                                                D X 360
                   Money Market Yield = ---------------------- X 100
                                             360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

          (i) As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement)(unless, as aforesaid, only a single rate is required) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) (unless, as aforesaid, only a single rate is required) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M. New York City time, on that Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent, after consultation with the Company, for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than U.S. $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display designated as Page LIBO on the Reuters Monitor Money Rates Service (or such other page as may replace Page LIBO on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars), or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement or if no method of calculation of LIBOR is specified, the display which appears on Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on the Dow Jones Telerate Service for the purpose of displaying London interbank offered rates of major banks for deposits in U.S. dollars).

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement and in the Treasury Rate Notes.

     Unless otherwise specified in the applicable Pricing Supplement and in the Treasury Rate Notes, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement and in the Treasury Rate Notes, as published in H.15(519) under the heading "Treasury bills -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, after consultation with the Company, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement and Treasury Rate Notes; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate).

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the applicable Pricing Supplement upon issuance, all Fixed Rate Notes having the same Issue Date, interest rate, if any, and maturity date will be Book-Entry Notes represented by a single Global Note, and all Floating Rate Notes having the same Issue Date, Initial Interest Rate, Base Rate, and other terms will be Book-Entry Notes represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. If Notes are issued in definitive registered form as Certificated Notes, such Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under "Description of Debt Securities--Global Securities,"

Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     A further description of the Depositary's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities--Global Securities." The Depositary has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

REDEMPTION, OPTIONAL REPAYMENT AND REPURCHASE; RESTRICTIONS ON CERTAIN TYPES OF DEBT

     Unless otherwise specified in the applicable Pricing Supplement and in the Notes, the Notes will not be redeemable prior to their maturity at the option of the Company. Except as otherwise specified in the applicable Pricing Supplement and in the Notes, the Notes will not be subject to any sinking fund. The Notes will not be subject to repayment at the option of the holders thereof unless otherwise specified in the applicable Pricing Supplement and in the Notes.

     The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

     The provisions of the Indenture described in the Prospectus under "Description of Debt Securities -- Certain Restrictions -- Limitations on Liens" and "-- Limitations on Sales and Leasebacks" restrict the ability of the Company to incur debt secured by Principal Properties or shares of stock or indebtedness of Restricted Subsidiaries and to engage in sale and leaseback transactions involving Principal Properties. As described in the Prospectus under "Description of Debt Securities -- Certain Restrictions -- Certain Definitions", a Principal Property is defined in the Indenture as any manufacturing plant located within the United States, except for any plant that, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its subsidiaries taken as a whole, and a "Restricted Subsidiary" is a subsidiary that owns or leases a Principal Property.

     These covenants give the Board of Directors of the Company some discretion to exclude from the term "Principal Property" properties that are not of material importance to the Company and its subsidiaries taken as a whole, but the Board has no ability to waive the applicability of these covenants. However, because these covenants do not restrict the ability of the Company to incur unsecured debt, such covenants would not necessarily either impede a change in control of the Company or afford holders of the Notes protection in the event of a highly leveraged or other transaction involving the Company that might adversely affect holders of the Notes.

                                    TAXATION

     The following is a summary of the principal United States federal income tax consequences of ownership of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and existing and proposed United States Treasury Department ("Treasury") regulations, revenue rulings and judicial decisions, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary deals only with the Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his or its particular circumstances or to holders subject to special rules, such as persons other than United States Holders (as defined below), life insurance companies, dealers in securities or foreign currencies, persons holding the Notes as a hedge against currency risks, or United States Holders whose functional currency (as defined in Code Section 985) is not the United States dollar. This summary also does not address tax consequences that may apply to Notes with maturities of greater than thirty years, which tax consequences will be addressed in the applicable Pricing Supplement. Persons considering the purchase of Notes should consult with their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction. The term "United States Holder" means a beneficial owner of a Note that is (i) for United States federal income tax purposes, a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A United States Holder also includes any person to the extent that the income attributable to a Note is effectively connected with the person's conduct of a United States trade or business.

PAYMENTS OF INTEREST ON THE NOTES

     Interest paid on a Note that is not a Discount Note, as defined below, will generally be taxable to the holder as ordinary interest income at the time it accrues or is received, in accordance with the holder's method of accounting for federal income tax purposes.

     Special rules governing the treatment of interest paid with respect to Discount Notes, including certain Floating Rate Notes having a maximum or minimum interest rate limitation and Notes issued for an amount less than their stated redemption price at maturity, are described under "Discount Notes" below. The discussion below assumes that any Floating Rate Notes will have a rate of interest based on current values of an objective interest index. In the event that is not the case, Holders intending to purchase such Floating Rate Notes should consult with their own tax advisors as to the tax consequences associated with such Notes.

DISCOUNT NOTES

     The following summary is based upon certain Treasury regulations issued in final form on January 27, 1994 (the "OID Regulations"). The OID Regulations are effective for Notes issued on or after April 4, 1994.

     Under the OID Regulations, a Note which has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing original issue discount for federal income tax purposes (a "Discount Note"), unless such difference is less than a specified de minimis amount. The "issue price" of a Note issued for cash generally will be the initial offering price to the public at which price a substantial amount of Notes is sold. Such issue price does not change even if part of the issue is subsequently sold at a different price. The "stated redemption price at maturity" of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." The term "qualified stated interest" is defined as a series of payments equal to the product of the outstanding principal balance of the Note and a single fixed rate of interest, or a variable rate based on current values of an objective interest index, that are actually and unconditionally payable at fixed periodic intervals of one year or less during the entire term of the Note.

     United States Holders of Discount Notes which mature more than one year from the date of issuance may be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income, but such holders will not be required to separately include in income cash payments received by such holders on such Notes, even if denominated as interest, to the extent they do not constitute qualified stated interest payments. The amount of original issue discount includible in income for a taxable year by the initial holder of a Discount Note will generally equal the sum of the "daily portions" of the total original issue discount on the Discount Note for each day during the taxable year on which such holder held the Discount Note ("accrued original issue discount"), including the date of purchase but excluding the date of disposition. Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. The term "accrual period" means, in the case of a non-interest-bearing Discount Note, a six-month period (or a shorter period beginning on the issue date) which ends on the day in the calendar year corresponding to the stated maturity date of the Discount Note or the date six months before such stated maturity date, and, in the case of an interest-bearing Discount Note, the regular interval of one year or less between interest payment dates (and, if applicable, the period from the issue date to the first interest payment date or from the last interest payment date prior to the stated maturity date to the stated maturity date). The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the "adjusted issue price" of the Discount Note at the beginning of such accrual period and its "yield to maturity" over (ii) the aggregate amount of all qualified stated interest payments made during the accrual period. The

"adjusted issue price" of a Discount Note at the beginning of any accrual period will equal the issue price plus the amount of original issue discount includible in the gross income of any holder (without reduction for any amortized acquisition premium, as described below) with respect to the Discount Note for prior accrual periods, less any cash payments on such Discount Note (other than qualified stated interest payments) for prior accrual periods. The "yield to maturity" of the Discount Note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. Under the foregoing rules, United States Holders of Discount Notes will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. Special rules will apply for calculating original issue discount for short, initial or final accrual periods.

     Certain of the Discount Notes may be redeemable prior to maturity (a "call option"). Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. United States Holders intending to purchase Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and features of the purchased Note.

     In general, a United States Holder who uses the cash method of tax accounting and who holds a Discount Note that matures one year or less from the date of its issuance (a "short-term Discount Note") is not required to accrue original issue discount for United States federal income tax purposes unless such holder elects to do so. United States Holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks and dealers in securities, are required to include original issue discount (or alternatively acquisition discount) on such short-term Discount Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of a short-term Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or alternatively under the constant yield method) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in the second sentence of this paragraph will be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term Discount Notes until such original issue discount is included in such holder's income.

PREMIUM AND MARKET DISCOUNT

     If a United States Holder purchases a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, its "revised issue price," the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. The "revised issue price" of a Discount Note generally equals its issue price, plus the aggregate amount of original issue discount includible (without regard to any reduction for amortized acquisition premium, as discussed below) in the gross income of all previous holders of the Discount Note, less any cash payments (other than qualified stated interest payments) made to all previous holders of such Discount Note.

     Under the market discount rules of the Code, such a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition.

     Deductions for a portion of the interest on any indebtedness incurred or continued to purchase or carry a Note purchased at a market discount may be deferred for a United States Holder. A holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply.

     A holder who purchases a Discount Note for an amount that is greater than its revised issue price will be considered to have purchased such Note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules of the Code, the amount of original issue discount which such holder must include in its gross income with respect to such Note for any taxable year will be reduced (but not below zero) by the portion of such acquisition premium properly allocable to such year.

     If a holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the Note, and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. However, if such Note may be optionally redeemed after the holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some of such premium until later in the term of such Note. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, increased by the amounts of any market discount and original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by the holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

     Gain or loss recognized on the sale, exchange or retirement of a Note by a United States Holder will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Discount Note, any accrued original issue discount which the holder has not previously included in income), and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

BACKUP WITHHOLDING

     The 31% "backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest on an obligation, and to proceeds of the sale or redemption of an obligation before maturity, to certain noncorporate holders. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if the holder fails to furnish its taxpayer identification number ("TIN" -- social security number or employer identification number), furnishes an incorrect TIN, fails to certify that such holder is not subject to backup withholding, or fails otherwise to comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations and persons who are not United States persons) may not be subject to the backup withholding and reporting requirements.

     Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's United States federal income tax provided that the required information is furnished to the Service.

NON-UNITED STATES HOLDERS

     The following discussion is without regard to any income tax treaty that may be applicable. A non-United States Holder will not be subject to United States federal income taxes on interest (including original issue discount, if any) on a Note, unless such non-United States Holder is a direct or indirect 10 percent or greater shareholder of, or a controlled foreign corporation related to, the Company, or unless such non-United States Holder is a bank and the interest is received pursuant to a loan agreement entered into in the ordinary course of its trade or business.

     To qualify for the exemption from taxation, the obligation must be registered and the last U.S. person in the chain of payment prior to payment to a non-United States Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding years, a statement that (i) is signed by the beneficial owner under penalties of perjury, (ii) certifies that such owner is not a United States Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on Form W-8 published by the Service or substantially similar form. The beneficial owner must inform the Withholding Agent of any change in the information included in the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of a Form W-8 or substitute form provided by the beneficial owner to the clearing organization or other institution holding the Note on behalf of the beneficial owner. The Treasury is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Payments of the proceeds from the sale by a non-United States Holder made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale by a noncorporate holder of a Note to or through the United States office of a broker is subject to information reporting and possible backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     A non-United States Holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of sale and who either has a "tax home" in the United States or with respect to whom certain other requirements are met, is generally subject to a 30% tax on the amount by which his gross gains from the sale of capital assets derived from U.S. sources exceed his gross losses from such sales. (An alien individual who satisfies the "substantial presence test" of Section 7701(b)(3) of the Code, including an alien individual present in the United States for 183 days or more in the calendar year, will be taxed as a United States Holder, and not as a non-United States Holder.)

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company exclusively through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion, to reject any proposed purchase of Notes through it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold, provided, however, that commissions with respect to Notes maturing in thirty years or greater will be negotiated.

     The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchases at prevailing market prices, or prices related thereto at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. In addition, the Agents may offer any Notes that they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price) concession and discount may be changed.

     The Company has reserved the right to sell the Notes directly to investors on its own behalf, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commission will be payable by the Company on Notes sold directly by the Company. The Company may accept offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement. Such other agents, if any, will be named in the applicable Pricing Supplement.

     An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and either Agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon for the Company by Crowell & Moring LLP, Washington, D.C. Certain legal matters relating to the Notes will be passed upon for the Agents by Brown & Wood LLP, New York, New York. Certain matters will be passed upon for the Company by Richard L. Ballantyne, Vice President and General Counsel of the Company.

PROSPECTUS

                                  $250,000,000

                               Harris Corporation
                                DEBT SECURITIES                             LOGO

                               ------------------

     Harris Corporation ("Harris" or the "Company") may offer and issue from time to time up to $250,000,000 aggregate initial public offering price of its Debt Securities in one or more series. The Company will offer Debt Securities to the public on terms to be determined by market conditions.

     The accompanying Prospectus Supplement or the applicable Pricing Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange, and any other specific terms of the Debt Securities, and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of Debt Securities.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

     The Debt Securities may be offered directly, through dealers, through underwriters or through agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a purchaser or dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for indemnification arrangements for dealers, underwriters and agents.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement and applicable Pricing Supplement.

August 8, 1996

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT ATTACHED HERETO (TOGETHER "THIS SUPPLEMENTED PROSPECTUS") OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS SUPPLEMENTED PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY DEBT SECURITIES IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                             AVAILABLE INFORMATION

     Harris is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Harris can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington. D.C. 20549, at prescribed rates. Reports, proxy material and other information concerning Harris also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, and Exhibits thereto which Harris has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                               ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended June 30, 1995, Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, and Current Reports on Form 8-K dated October 12, 1995, January 4, 1996, January 10, 1996, May 6, 1996 and July 23,
1996, which were filed by Harris (Commission File No. 1-3863) with the Commission under the Exchange Act, are incorporated in this Prospectus by reference.

     All documents filed by Harris pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Harris will provide without charge to any person receiving a copy of this Prospectus, including any beneficial owner, upon oral or written request, a copy of any and all of the documents incorporated by reference herein, except for the exhibits to such documents which are not specifically incorporated by reference into such documents. Requests should be directed to Richard L. Ballantyne, Secretary, Harris Corporation, 1025 W. NASA Boulevard, Melbourne, Florida 32919
(407) 727-9100.

                                  THE COMPANY

     Harris, along with its subsidiaries, is a worldwide company focused on four major core businesses: advanced electronic systems, semiconductors, communications and an office equipment distribution network. The executive offices of the Company are located at 1025 W. NASA Boulevard, Melbourne, Florida 32919, and the telephone number is (407) 727-9100.

     The Company's operations are carried out through three operating sectors and a subsidiary, which correspond to its business segments used for financial reporting purposes: Electronic Systems, Semiconductor, Communications and Lanier Worldwide, Inc. Harris structures its operations primarily around the markets it serves. Its operating divisions, which are the basic operating units, have been organized on the basis of technology and markets. For the most part, each operating division has its own marketing, engineering, manufacturing and service organizations.

     The Electronic Systems sector of Harris is engaged in advanced research, development, design and production of high technology systems for government agencies and commercial organizations in the United States and overseas. Applications of the sector's state-of-the-art technologies include avionics and space systems, support equipment, C(3)I (Command, Control, Communication and Intelligence), energy management, newspaper composition, real-time and high-performance computing and design automation.

     The Semiconductor sector of the Company produces standard, semicustom and custom integrated circuits and discrete devices based on complementary metal oxide semiconductor (CMOS), bipolar, dielectric isolation, gallium arsenide
(GaAs) and radiation hardening technologies. These products are focused on signal processing and control segments of the worldwide semiconductor market that demand the highest levels of performance in terms of speed, precision, low-power consumption and reliability in harsh environments.

     The Communications sector of the Company produces a comprehensive line of communications equipment and systems, including microwave, lightwave, two-way radio, broadcast radio and television systems, digital telephone switches, satellite systems, auxiliary telecommunication products and turnkey communication systems.

     Lanier Worldwide, Inc., is a wholly-owned subsidiary of Harris which markets, sells and services office equipment and business communication products on a global basis. Lanier Worldwide is among the industry's largest (measured by sales) independent distributors of copying systems, facsimile units, laser printers and presentation and document systems. Through its Voice Products Division, Lanier Worldwide is a market leader in dictation equipment ranging from pocket-size units to large-capacity analog and digital systems. Lanier Worldwide is also a leading supplier of business telephone systems, private branch exchanges and continuous-recording systems for monitoring and logging two-way voice communications.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement or the applicable Pricing Supplement, the net proceeds from the sale of the Debt Securities offered hereby will be used for general corporate purposes, including the repayment of existing indebtedness and additions to working capital. The Company may raise additional funds from time to time through equity or debt financings.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                                  NINE MONTHS ENDED MARCH 31
                              FISCAL YEAR ENDED JUNE 30
       -----------------------------------------------------------------------    --------------------------
          1991           1992           1993           1994           1995           1995           1996
       -----------    -----------    -----------    -----------    -----------    -----------    -----------
          1.11           2.47           3.17           3.56           3.88           3.57           3.90

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest expense of the Company and its subsidiaries (including interest capitalized) plus one-third (the proportion deemed representative of the interest factor) of rents.

                         DESCRIPTION OF DEBT SECURITIES

     The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries use terms defined in, and are qualified in their entirety by reference to, the Debt Securities and the Indenture and the cited provisions thereof. All references to "Section" or "Article" in this "Description of Debt Securities" are to the applicable Section or Article of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Debt Securities will be issued under an Indenture dated as of May 1, 1996 (the "Indenture") between the Company and Chemical Bank (now known as The Chase Manhattan Bank) (the "Trustee"). The Indenture authorizes the issuance by the Company from time to time of Debt Securities in one or more series. The Indenture does not limit the amount of Debt Securities which may be issued thereunder, and provides that the specific terms of any series of Debt Securities shall be set forth in, or determined pursuant to, an authorizing resolution of the Board of Directors of the Company or in a supplemental indenture relating to such series. The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated obligations of the Company. The Debt Securities will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

     Reference is made to the Prospectus Supplement or applicable Pricing Supplement for the following terms of the Debt Securities ("Offered Debt Securities") in respect of which this Prospectus is being delivered (to the extent such terms are applicable to such Debt Securities): (i) designation, aggregate principal amount and purchase price; (ii) date of maturity; (iii) interest rate or rates (or method by which such rate or rates will be determined), if any; (iv) the dates on which any such interest will be payable;
(v) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vi) any redemption or sinking fund provisions; (vii) whether the Offered Debt Securities are to be issued in the form of one or more global securities and, if so and different from the depositary identified below, the identity of a depositary for such global securities; and (viii) any other specific terms of the Offered Debt Securities.

     The Prospectus Supplement or Pricing Supplement relating to each series of Debt Securities will indicate either that Debt Securities of such series cannot be redeemed prior to maturity or that such Debt Securities will be redeemable at the option of the Company, at the option of the holder or both, on or after a specified date or dates prior to maturity on terms set forth therein. Except as set forth in the applicable Prospectus Supplement or Pricing Supplement, the Debt Securities will not be subject to any sinking fund.

     The Company may purchase Debt Securities at any price in the open market or otherwise. Debt Securities so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation or in satisfaction of any redemption requirements.

     Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

     Debt Securities will be issued only in fully registered form and will be represented either by Debt Securities issued in definitive form or by one or more Global Securities registered in the name of a depositary or its nominee (see "Global Securities" below). In the case of Debt Securities issued in definitive form, the applicable Prospectus Supplement or Pricing Supplement will specify the manner of payment of principal and interest thereon and the place or places where the Debt Securities may be presented for exchange or transfer.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with The Depository Trust Company (the "Depositary"), or with a nominee for the Depositary. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

     The Depositary has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for persons that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to beneficial interests of beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee, any paying agent or any security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in "street names," and will be the responsibility of such participants.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of any series then represented by one or more Global Securities in definitive form in exchange for such Global Security or Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing such Debt Securities may, on terms acceptable to the Company and the Depositary for such Global Security, receive such Debt Securities in definitive form. In any such instance, an owner of a beneficial interest in such a Global Security will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will, except as set forth in the applicable Prospectus Supplement, be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

CERTAIN RESTRICTIONS

     The restrictions summarized below apply to the Offered Debt Securities unless the Prospectus Supplement provides otherwise. Certain terms used in the following description of such restrictions are defined under "Certain Definitions" below. The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture.

  Limitations on Liens

     The Indenture provides that the Company and its Restricted Subsidiaries will not create, incur, assume or suffer to exist any mortgage, pledge or other lien or encumbrance of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, if after giving effect thereto (but not to certain permitted liens) the aggregate principal amount of indebtedness secured by mortgages, pledges, liens or other encumbrances would be in excess of 5% of the Company's Consolidated Net Worth (as defined in the Indenture) unless the Debt Securities then outstanding will be secured by such mortgage, pledge, lien or encumbrance equally and ratably with (or prior to) any and all obligations, indebtedness or claims secured by such mortgage, pledge, lien or encumbrance; except that the Company and its Restricted Subsidiaries may incur certain liens and encumbrances described in the Indenture without so securing the Debt Securities. Among such permitted liens are (i) purchase money mortgages, including conditional sales and other title retention agreements; (ii) liens securing certain construction and improvement loans; (iii) liens in connection with government contracts; (iv) liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Subsidiary; and (v) certain liens in favor of an instrumentality of the United States or any State or any political subdivision thereof to secure indebtedness incurred to finance the acquisition, construction or improvement of the property subject to the lien. (Section 5.11)

  Limitations on Sales and Leasebacks

     The Indenture provides that the Company and its Restricted Subsidiaries will not sell or transfer any Principal Property with the intention of entering into a lease of such facility for a term of more than three years, unless the Attributable Debt in respect of all such sales and leasebacks involving Principal Properties shall not exceed 5% of Consolidated Net Worth, or unless the net proceeds of such sale are applied to the redemption of Debt Securities or the reduction of other Funded Debt in an aggregate principal amount (or, in the case of an Original Issue Discount Security, such portion of the principal as would have been payable if such Securities had been accelerated to such date) equal to such net proceeds, or unless the Company applies such net proceeds to the purchase of properties, facilities or equipment to be used for operating purposes. (Section 5.10)

  Consolidation, Merger or Sale of Assets

     The Company covenants in the Indenture that it will not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of its property and assets to any other corporation, (i) unless the surviving or successor corporation assumes the obligations of the Company under the Indenture and is not in default thereunder immediately after the consummation of the transaction or (ii) if, upon such consolidation, merger, sale or transfer becoming effective, any of the property or assets of the Company would become or be subject to any mortgage or other lien (an "additional lien"), other than liens existing thereon prior thereto and liens permitted by
Section 5.11 (see "Limitations on Liens" above), unless, prior to such consolidation, merger, sale or transfer, the Debt Securities are directly secured by a lien ranking prior to such additional lien on all of the property and assets of the Company that would become subject to such additional lien or the Debt Securities outstanding immediately after such consolidation, merger, sale or transfer shall be equally and ratably secured with (or prior to) any and all obligations, indebtedness and claims secured by such additional lien. (Section 12.01)

     In the event of a sale or transfer of substantially all of the assets of the Company and the assumption of the Company's obligations under the Indenture by the purchaser, the Company will be discharged from all obligations under the Indenture and the Debt Securities. (Section 12.02)

  Certain Definitions

     The term "Attributable Debt" with respect to any sale and leaseback transaction means, at the time of the determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). "Net rental payments" as used in the preceding sentence means the sum of the rental and other payments required to be paid in such period by the lessee under any lease, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. (Section 1.01)

     The term " Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to
Section 7.01 of the Indenture. (Section 1.01)

     The term "Principal Property" means any manufacturing plant located within the United States of America (other than its territories or possessions) and owned or leased by the Company or any Subsidiary, except any such plant that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole. (Section 1.01)

     The term "Restricted Subsidiary" means any Subsidiary that owns or leases a Principal Property. As noted above, the definition of Principal Property does not include foreign facilities. "Subsidiary" means any corporation of which the Company, or the Company and one or more Subsidiaries, directly or indirectly own at the time (i) more than 50% of the outstanding capital stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power in the election of members of the board of directors, managers or trustees of said corporation, and (ii) securities having at such time voting power to elect at least a majority of the members of the board of directors, managers or trustees of said corporation. (Section 1.01)

EVENTS OF DEFAULT

     As used in the Indenture, the term "Event of Default" with respect to any series of Debt Securities includes (i) the failure of the Company to pay interest on such Debt Securities that continues for a period of 30 days after such payment is due, or to make any principal or premium payment when due; (ii) the failure of the Company to comply with any other agreements contained in the Indenture or such Debt Securities for 90 days after notice of such failure;
(iii) certain events of bankruptcy, insolvency or reorganization of the Company; and (iv) an event of default as defined in any mortgage, indenture or instrument under which is issued, or securing or evidencing, indebtedness of the Company (other than the Debt Securities of such series) that results in such indebtedness becoming or being declared due and payable prior to maturity, if such acceleration is not rescinded within 10 days after notice to the Company from the Trustee (or to the Company and the Trustee from the holders of not less than 25% of the then outstanding Securities of all series) under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of any series of Debt Securities of any default (except a default in payment of principal of, premium, if any, or interest on any Debt Security) if the Trustee determines it is in the best interest of the holders of such Debt Securities to do so. (Section 7.01 and Section 7.07)

     The Indenture provides that, (i) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under the Indenture, or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under the Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series (voting as a single class) issued under the Indenture and then outstanding may then declare the principal (or, in the case of Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (ii) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding, due to certain events of bankruptcy, insolvency and reorganization of the Company, or due to defaults under and acceleration of other indebtedness under circumstances described in the Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities then outstanding under the Indenture (treated as a single class) may declare the principal (or, in the case of Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all such Debt Securities and interest accrued thereon to be due and payable immediately; provided that upon certain conditions such declarations may be annulled, and past defaults may be waived (except a continuing default in payment of principal of or premium, if any, or interest on such Debt Securities), by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, in the case of defaults described in clause (ii)) then outstanding. (Section 7.01 and Section 7.06)

     The Trustee may refuse to enforce the Indenture or the Debt Securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the Debt Securities of an affected series then outstanding will have the right to direct the time, methods and place of conducting any proceeding for any remedy available to the Trustee. (Section 8.02 and Section 7.06)

SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture provides that the Company will be discharged from obligations in respect of the Indenture and the outstanding Debt Securities of a series upon deposit in trust with the Trustee of money or U.S. Government Obligations sufficient for payment of all principal and interest on the Debt Securities of such series, when due; provided, however, that, in the event of such deposit, certain of the Company's obligations under the Indenture, including the obligation to pay the principal of and interest on the Debt Securities of such series, shall continue until all of such Debt Securities of such series issued under the Indenture are no longer outstanding. Such a deposit in trust may occur only if, among other things, the Company has received an opinion of counsel stating that holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. (Article Four)

MODIFICATION

     Under the Indenture, subject to certain exceptions, the rights and obligations of the Company and the rights of the holders of a series of Debt Securities may be modified by the Company and the Trustee only with the consent of the holders of at least 66 2/3% in aggregate principal amount of Debt Securities of such series then outstanding. However, no extension of the maturity of any Debt Securities, or reduction in the interest rate, principal amount, or premium, if any, payable upon redemption, or extension of the time of payment of interest, or reduction in the amount of principal due and payable upon an acceleration of maturity upon an Event of Default or the amount thereof provable in bankruptcy, or impairment or effect upon the right of any holder of the Debt Securities to institute suit for the payment thereof or, if the securities provide therefor, any right of repayment at the option of the holder of the Debt Securities, or reduction of the percentage of any series of Debt Securities required for modification, will be effective without the consent of the holder of each Debt Security so affected. (Section 11.02)

REPORTS TO TRUSTEE

     The Company covenants in the Indenture that it will provide Trustee with an officers' certificate stating that the activities of the Company during the preceding fiscal year have been reviewed and that, to the best of the knowledge of such officers, the Company is not in default in the performance, observance or fulfillment of the terms, provisions and conditions of the Indenture and that no default exists or, if a default exists, specifying all such defaults of which such officers may have knowledge. (Section 5.13)

REGARDING THE TRUSTEE

     The Trustee, The Chase Manhattan Bank, is one of a number of banks with which the Company maintains ordinary banking relationships and credit facilities.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Debt Securities to one or more underwriters for public offering and sale by them or may sell the Offered Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Debt Securities will be named in the applicable Prospectus Supplement. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Offered Debt Securities upon the terms and conditions as are set forth in the Prospectus Supplement. The Company has reserved the right to sell Offered Debt Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Offered Debt Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Offered Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Debt Securities for whom they may act as agent. Underwriters may sell the Offered Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement or Pricing Supplement. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

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

                                 LEGAL MATTERS

     The validity of the Offered Debt Securities will be passed upon for the Company by Crowell & Moring LLP, Washington, D.C. Certain legal matters relating to the Offered Debt Securities will be passed upon for the underwriters by Brown & Wood LLP, New York, New York. Certain matters will be passed upon for the Company by Richard L. Ballantyne, Vice President and General Counsel of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of Harris Corporation and subsidiaries appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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